SALE AND PURCHASE AGREEMENT

Entered into by and between

MR. SERGI VARGAS VILA

as “Seller”

and

ZD VENTURES CORP.

as “Purchaser”

Barcelona, February 25, 2015

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	PURPOSE	8

3.	DETERMINATION AND PAYMENT OF THE PRICE	8

4.	CONSUMMATION OF THE SALE AND PURCHASE AND TRANSFER OF THE SHARES 8

5.	RELATIONSHIP WITH IBM	10

6.	REPRESENTATIONS AND WARRANTIES	11

7.	INDEMNIFICATION	16

8	ASSIGNMENT OF RIGHTS	16

9	CONFIDENTIALITY	17

10.	EXPENSES AND TAXES	17

11.	NOTICES	17

12.	DISPUTES RESOLUTION	18

13.	APPLICABLE LAW AND JURISDICTION	[18

14.	SEVERABILITY	19

15.	MISCELLANEOUS	19

SALE AND PURCHASE AGREEMENT

Barcelona, February 25, 2015

THE PARTIES

On the one side,

Mr. SERGI VARGAS VILA, of Spanish nationality, divorced, of legal age, with address in Barcelona, c/ Sardenya 68-72, and holder of Spanish National Identification Card (DNI) number 43,682,304-Z (the “Seller”).

On the other side,

ZD VENTURES CORP., a United States company, incorporated under the laws of the State of Nevada (U.S.), and with executive office in 47 Avenue Road, Suite 200 Toronto, ON M5R 2G3, with CIK number 0001334589 and Spanish tax identification number (NIF) N4041468B; represented by Mr. Terence Robinson, of Canadian nationality, of legal age, resident in Barcelona, and holder of passport of his Canadian nationality number 514125338, in his condition of Director, Chief Executive Officer and President and duly authorised according to the faculties delegated by the board of directors on September 30, 2014 (the “Purchaser” or “ZD Ventures”).

The Seller and the Purchaser are hereinafter jointly referred to as the “Parties”, and individually as a “Party”.

The Parties, in the capacity in which they act, state that they have the necessary legal capacity to be bound in the terms of this sale and purchase agreement (the “Agreement”), and

THEY STATE

I.
Bluesence Innovation Group, S.L., sole-shareholder company, is a Spanish company with registered office in Barcelona, c/ Casanovas, 199, 2º 1ª, registered in the Barcelona Commercial Registry, in tome 44,165, sheet 184 and page B-448,486, entry 1st, and Spanish tax identification number (NIF) B-66,216,235 (the “Company” or “Bluesence”).

II.	The business of the Company is the commercialization of software and the provision of services related to IT consulting, among others (the “Business”).

III.
As of the date hereof and in accordance with the incorporation deed of Bluesence, the share capital of the Company amounts to Euro 3,000 and is represented by 3,000 shares, numbered from 1 to 3,000, both inclusive, with a nominal value of Euro 1 each (the “Shares”), which are entirely owned by the Seller.

IV.
Bluesence has legalized its shareholders’ registry book before the Commercial Registry of Barcelona and duly updated its content to reflect the current structure, as of the Agreement Date, of the share capital of the Company.

V.
The Purchaser is ZD Ventures Corp. and is interested in expanding its business through investments or acquisitions of related and/or linked business, such as the Business of the Company. In particular, the Purchaser is interested in acquiring each and every one of the Shares, free and clear from Charges and Encumbrances, and the Seller, in turn, is interested in selling to the Purchaser each and every one of the Shares.

VI.
The Purchaser has decided to acquire the Shares on the terms established in the Agreement and on the basis of the representations made by the Seller during the negotiations that have led to, or are set forth in, the Agreement.

Now therefore, the Seller and the Purchaser have agreed to the Sale and Purchase of the Shares in accordance with the terms of the Agreement.

CLAUSES

1.	Definitions

1.1	Unless the context requires otherwise, the following capitalized terms and expressions in the Agreement are defined terms and expressions which shall have the meaning ascribed herein below:

“Adverse Consequence(s)”
means all actions, suits, proceedings, hearings, audits, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, diminution in value, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable and documented attorneys’ fees and expenses.

“Agreement”	means this agreement, its annexes and appendices.

“Agreement Date”	means the date hereof.

“Bluesence”	means the Company.

“Business”	means the commercialization of software and the provision of services related to IT consulting carried out by the Company.

“Business Day”	means any day except Saturday, Sunday and any other day which is a public holiday in the city of Barcelona.

“By-laws”	means the restated by-laws of the Company to be approved by means of the Sole Shareholder’s Decisions referred to in Clause 4.4(iii)(c).

“Charges and Encumbrances”
means any charge, claim, encumbrance, ancillary obligation, option, retrospective right of acquisition, retention of title, pooling agreement, third-party right, including preemptive rights of acquisition or transfer, or restrictions on the transferability of the Shares or rights in favor of any person other than the Purchaser that may restrict the disposition, use or exploitation of the Shares or, as the case may be, the assets and rights of the Company.

“Company”
means Bluesence Innovation Group, S.L., a Spanish company with registered office in Barcelona, c/ Casanovas, 199, 2º 1ª, registered in the Barcelona Commercial Registry, in tome 44,165, sheet 184 and page B-448,486, entry 1st, and Spanish tax identification number (NIF) B-66,216,235.

“Current By-laws”	means the current by-laws approved by the Company and registered at the Barcelona Commercial Registry, whose copy is attached as Annex 6.3(i).

“IT Systems”	means the necessary exploitation rights in the systems, software and IT developments used by them in the pursuit of the Business.

“Parties”	means, jointly, the Seller and the Purchaser.
“Person”	means any individual, corporation, partnership, firm, joint venture association, trust, unincorporated organisation, governmental or regulatory body or other entity.

“Price”	means the price agreed by the Parties for the Shares as defined in Clause 3.

“Purchaser”
means ZD Ventures Corp., a United States company, incorporated under the laws of the State of Nevada (U.S.), and with executive office in 47 Avenue Road, Suite 200 Toronto, ON M5R 2G3, with CIK number 0001334589 and Spanish tax identification number (NIF) N4041468B.

“Related Party”
means any shareholder, director, officer or agent of the Company; and any corporation, partnership, firm, joint venture association, trust, unincorporated organization, individual or other entity in which any of the Seller and/or of the foregoing have a direct or indirect economic interest.

“Representations and	means as defined in Clause 6.
Warranties”

“Sale and Purchase”	means as defined in recital VI above.

“Seller”	means Mr. Sergi Vargas Vila.

“Shares”
means all the shares (“participaciones sociales”) owned by the Seller and transferred to the Purchaser as of the date hereof by virtue of this Agreement, which as of today’s correspond to 100% of the stake of the Company’ share capital.

“Sole Shareholder’s Decisions”	means the decisions of the sole shareholder of the Company referred to in Clause 4.4(iii).

“Taxes”
means any and all taxes, whether direct or indirect and whether levied by reference to income, profits, gains, capital contributions, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Technology”
means any technological devices and software necessary for carrying out the Business in the highest standards of quality and which (i) has been/will be developed by the Seller and/or the Company and/or for the Company; and (ii) is/will be owned by the Company.

“ZD Ventures”	means the Purchaser.

1.2
The preamble, the annexes and the appendices form an integral part of the Agreement and references to this Agreement shall include the preamble, the annexes and the appendices. Any definition used in the Agreement shall have the same meaning when used in the annexes and/or appendices, unless explicitly stipulated otherwise.

1.3
The headings used in this Agreement are included for reference purposes only and shall not constitute a part of the Agreement for any other purpose and shall particularly not affect the interpretation or construction of any of the provisions of the Agreement.

1.4
In this Agreement, references to a person include any individual, company or corporation, partnership, trust or other entity, organization or unincorporated association, as well as any governmental authority.

1.5	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.6	Any reference in this Agreement to any gender shall include all genders, and words importing the singular only shall include the plural and vice versa, unless explicitly specified otherwise.

1.7
In this Agreement Spanish terms and legal concepts are expressed in English and not in their original Spanish terms. Where indicated in italics, Spanish equivalents of these English terms have been given.

2.	Purpose

By virtue of this Agreement, the Purchaser purchases and acquires from the Seller, which sells and transfers, each and every one of the Shares in the terms and conditions contained herein.

The Shares are sold and purchased free and clear from any Charges and Encumbrances, are fully subscribed and paid in and fully enjoy the rights inherent in them by reason of statute and the bylaws.

3.	Determination and payment of the Price

The Parties agree to set the Price for the Sale and Purchase of the Shares at Euro forty thousand (€ 40,000). Both the parties acknowledge that the agreed price has been fully paid by way of an offset against loan of the same amount given by the Purchaser to the Seller between July 2014 and September 2014. The Purchaser agrees to forgive any and all interest due on such loan to date.

The Parties agree that the Price is considered fair and thus waiving any actions contained in articles 1,290 et seq of the Spanish Civil Code.

4.	Consummation of the Sale and Purchase and transfer of the Shares

4.1
The Sale and Purchase hereunder is formalized with the signature of the Agreement on the Agreement Date. The Shares are transferred on the Agreement Date by way of the delivery and transfer of the Shares to the Purchaser and the assumption by the Purchaser of all rights and obligations relating to Shares.

4.2
The Seller expressly undertakes to grant his consent and approval (including the corresponding waiver of his pre-emptive assumption right, if applicable) in order to carry out, in accordance with the terms and conditions contained herein, the Sale and Purchase for the purpose that the Purchaser effectively becomes the owner of the Shares representing 100% of the share capital of the Company.

4.3	The Sale and Purchase of the Shares contemplated herein is formalized in the offices of J&A Garrigues, S.L.P., or in the corporate offices of the Purchaser in Barcelona.

4.4	On the date hereof, the following actions will simultaneously (en unidad de acto) be carried out by the Parties:

(i)	The Seller will deliver or show to the Purchaser:

(a)	The original public deed evidencing the Seller’s ownership of all the Shares, so that the Notary can record the relevant notes on such deed.

(b)	A certificate issued by the sole director of the Company evidencing that, as of the date hereof, the Company’s Shares are duly and entirely owned by the Seller.

(c)
A certificate issued by the sole director of the Company evidencing that, since its formation as of the date hereof, Bluesence has only engaged in the Business and has not pursued any other business or has encountered any contingency, claim or liability that jeopardize the intended Business.

(d)	The Shareholders’ registry book of the Company duly legalized before the Commercial Registry of Barcelona.

(e)	The letter of resignation of the sole director of the Company, as of the date hereof, in form and substance satisfactory to the Purchaser.

(ii)	The Parties will grant before the Notary of Barcelona, Mr. Ramón García-Torrent Carballo, or any other notary accepted by both the parties, the relevant public deed notarizing the Agreement.

(iii)	The adoption of the decisions of the sole shareholder of the Company relating to the following matters (the “Sole Shareholder’s Decisions”):

(a)
the change of the management body of the Company, currently managed by a sole director (including its resignation), so that it will consist of a board of directors comprised of three (3) members designated by the Purchaser;

(b)	the appointment of Messrs. Terence Robinson, Mr. Alberto Tintore and Mr. Serge Vargas to the office as new members of the board of directors of the Company; and

(c)	the approval of By-laws in the form set out in Annex 4.4(iii)(c).

(iv)
The new members of the board of directors of the Company (appointed by virtue of the Sole Shareholder’s Decisions) will hold a meeting in order to adopt the following resolutions (the “Board of Directors Meeting”):

a)	the appointment of Mr. Terence Robinson as the chairman of the board of directors of the Company;

b)	the appointment of Mr. Alberto Tintore as the secretary of the board of directors of the Company;

c)	the appointment of Mr. Sergi Vargas Vila as the managing director (consejero delegado); and

d)
the appointment of Mr. Sergi Vargas Vila to be responsible for day to day management as Chief Executive Officer (director general) of the Company for a period of five (5) years, subject to the continuity and terms of his Consulting Agreement as set out in Annex 4.4(iv) (d) .

(v)
The secretary of the board of directors of the Company or any person with certifying authorities shall grant before the Notary of Barcelona, Mr. Ramón García-Torrent Carballo, or any other Notary acceptable to both the parties, the relevant public deed in order to notarize the resolutions adopted by the Sole Shareholder’s Decisions and the Board of Directors Meeting of the Company.

(vi)
The secretary of the board of directors of the Company or any person with certifying authorities shall grant before the Notary of Barcelona, Mr. Ramón García-Torrent Carballo, or any other Notary acceptable to both the parties, the relevant public deed in order to notarize the change of the sole shareholder of the Company.

(vii)
The secretary of the board of directors or any person with certifying authorities will record the Purchaser as new sole shareholder of the Company at the Company shareholders’ registry book by virtue of the Sale and Purchase.

It is expressly put on record that the Purchaser shall not be bound to acquire the Shares unless all the actions reflected in sections (i) and (ii) of this Clause 4.4 are completed on the date hereof in accordance with this Clause 4.

5.	Relationship with IBM

5.1
As of today’s date, Bluesence has entered into an agreement with International Business Machines (“IBM”) for the purposes of reselling the IBM’s products as “Business Partner Advanced”. In this connection, it is expressly put on record that it is essential for the Company to maintain and consolidate its current relationship with IBM.

5.2
The Seller, in his condition of Chief Executive Officer after the execution of this Agreement, undertakes to carry each and all necessary activities in order to comply with the provisions set forth in paragraph 5.1 above.

6.	Representations and Warranties

The Seller, either in his condition of sole shareholder and sole director of the Company until the Agreement Date, grants the Purchaser the Representations and Warranties described in this Clause 6, which are key to the Purchaser’ decision to undertake the Sale and Purchase and which shall be understood referred as of the Agreement Date. Unless expressly provided herein to the contrary or unless the context otherwise requires, the warranties apply to the Seller.

6.1	The Seller

(i)	The Seller has sufficient power and authority to enter into and perform its obligations under this Agreement.

(ii)
The Agreement and all other agreements and obligations undertaken in connection with the Sale and Purchase contemplated hereby constitute or will constitute, following the execution and delivery thereof, the valid and legally binding obligations of the Seller, enforceable against any of them in accordance with the respective terms.

(iii)
The execution, delivery and performance by the Seller of this Agreement, and the agreements contemplated herein shall not conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, any permits or agreements to which the Company is bound.

(iv)
The Seller has obtained each and all consents, approvals, orders and authorisations required for the execution and delivery and consummation of this Agreement and/or the agreements contemplated herein.

(v)	The Seller acknowledges that he fully understands the terms of this agreement and has had his own independent legal advice on all aspects of this agreement.

6.2	Organisation of the Company

(i)	The Company is a private limited liability company (sociedad de responsabilidad limitada), which has been duly incorporated and validly exists under the laws of Spain.

(ii)
The Company has the necessary full legal capacity and capacity to act to own its assets and Business and engage in the activities typical of its trade or business in the same manner and at the same location as it currently does, in accordance with all the necessary official authorizations, licenses, registrations and permits, which have been validly granted and are in full force and effect.

(iii)	Since its formation and up to the Agreement Date, the Company has only engaged in the Business and has not pursued nor does it pursue any business other than that mentioned above.

(iv)	In relation to the Company, no proposal has been made or resolution adopted for a statutory merger or division, or a similar arrangement.

(v)	No attachment has been made on any of the assets of the Company.

6.3	Corporate Governance

(i)	The by-laws of the Company currently in force are as registered at the relevant Commercial Registry on the Agreement Date and attached as Annex 6.3(i) (the “Current By-laws”).

(ii)
The Current By-laws contain all of the rights and obligations of the sole shareholder of the Company in his capacity as such and there is no other agreement whatsoever besides the Current By-laws that provide for rights, obligations or undertakings that affect the Company, its current shareholder or the acts to be performed pursuant to the provisions of the Agreement that provides for rights, obligations or undertakings that affect the development of the Company’s Business.

(iii)	The Company is duly recorded with the Commercial Registry of Barcelona.

(iv)	The Company has not granted powers of attorney.

6.4	Share capital

(i)	The Seller has full right and title to the Shares.

(ii)	The Shares are validly created and fully subscribed and paid-up and are free and clear of any Charges and Encumbrances.

(iii)
The Company is not subject to any of the grounds for mandatory winding up or capital reduction provided for in articles 317, 327 and 363 of the Spanish Capital Companies Act. The Company is not subject to any net worth imbalance, nor is there any legal obligation to contribute equity. The Company is not subject to any actual or imminent situation of winding up, liquidation, or technical or formal insolvency, nor is it or has it been declared insolvent or been subject to any insolvency proceeding; the Company has not adopted any resolutions or filed any petitions, nor is there any step or proceeding underway for the foregoing purposes, and there are no circumstances that could give rise to a court order for winding up and/or an insolvency order being made against the Company.

(iv)
Since the date of the incorporation of the Company, the Company has not distributed any dividends, interim dividends or any equivalent, and it has not adopted as of the Agreement Date any of the foregoing resolutions.

6.5	Managing body. Books

(i)	As of the date hereof, there are no amounts pending payment that constitute compensation or any other item to which the sole director of the Company may be entitled.

(ii)
The Company keeps its shareholders’ registry book and the minutes books duly legalized with their content duly updated to the date hereof and in compliance with the applicable legislation. The referred books are kept at the premises of the Company.

6.6	Litigation and compliance

There are no claims, suits, actions or proceedings pending against, relating to, affecting the Company or initiated by the Company before any court, arbitrator, (semi) governmental department, commission, agency, instrumentality or authority.

6.7	Employees, account payables and tax

(i)	Bluesence has not had any employees since its incorporation.

(ii)	The accounts payables of the Company as of today’s date are reflected in Annex 6.7(ii) herein.

(iii)
The financial statements of Bluesence as of February 24, 2015, which appear in Annex 6.7(iii), (a) are true, exact and complete and present a true and fair view of the Company, of their net worth and financial position and of their results on the date and during the indicated period; (b) have been prepared in accordance with the applicable legislation and with  US GAAPs (“GAAP”); and (c) duly reflect all activities and operations engaged in, as well any provisions that must be recorded in accordance with GAAP.

(iv)	Bluesence has filed timely, fully and accurately all formal and substantive Taxes’ obligations pertaining to the Business and which the latter has had to levy accordingly.

6.8	Data protection and IT systems

(i)
The Company fulfils and has fulfilled timely, fully and exactly, in relation to data processing by them, as data controller and/or data processor, all formal and substantive obligations under data protection legislation.

(ii)
The Company holds title to the necessary exploitation rights in the systems, software and IT developments used by them in the pursuit of the Business (the “IT Systems”) and may exploit them in the most appropriate manner for such purpose.

(iii)	The Company is the owner or lessee of the hardware they use in the operation of the Business.

6.9	Intellectual Property Rights

(i)
All trade names, trademarks, domain names, industrial designs, patents, utility models, copyright, inventions, know-how, commercial rights, confidential information and any other industrial and intellectual property rights (the “Intellectual Property Rights”) used by the Company, belong to the Company and are duly registered in its name or are held in accordance with a valid instrument, and their use has not been licensed or assigned permanently or temporarily to any third party, nor the Company is aware of any unauthorized use or utilization of the Intellectual Property Rights by any third party, and they have not tolerated the unauthorized use or exploitation of the Intellectual Property Rights by third parties, and none of the Intellectual Property Rights are due to expire within three (3) months following the Agreement Date.

(ii)
Attached as Annex 6.9(ii) there is a true, exact and complete list of the main characteristics of the Intellectual Property Rights registered and/or applied for and of the license agreements entered into by the Company for the Intellectual Property Rights (the “License Agreements”).

(iii)
The Intellectual Property Rights described in Clauses 6.9(i) and 6.9(ii) above and in the License Agreements are all those required for the operation of the Business of the Company as pursued up to the Agreement Date.

(iv)	The Intellectual Property Rights are duly registered with the relevant authorities and in full force and effect and may be enforced against third parties.

(v)
The Company is the full owner of, and hold lawful title to, the Intellectual Property Rights, which are free, clear and exempt from any kind of Encumbrances and they are not subject to any challenge, opposition, declaration of suspension or nullity, claim or litigation. The Company has fulfilled all of the obligations imposed by the laws of the applicable jurisdiction in order to maintain the validity of their title to the Intellectual Property Rights and is fully authorized to use and utilize the Intellectual Property Rights and the trademarks and other third-party rights falling outside the subject matter of the License Agreements.

(vi)	The Company does not infringe, directly or indirectly, any registration or modes of intellectual property rights, copyright, including software, data bases and/or domain names held by third parties.

6.10	Legal compliance

The Company pursues and has pursued all of its activities, businesses and transactions of all kinds in timely, full and exact compliance with all formal and substantive obligations under the legislation applicable in Spain and in any other territory or country in which it pursues and has pursued its business.

6.11	Information

All of the information provided, contained or referred to in the Agreement, as well as the information contained in the documents included in the appendixes thereto, is true, exact and complete in all respects, and no fact, item, information or data that could adversely affect the current situation of the Company has been omitted, and the Seller is not aware of any event or fact of particular relevance that may affect the truthfulness, exactness or completeness of such information.

7.	Indemnification

7.1
The Seller, acknowledging that the data, information, Representations and Warranties, covenants and agreements offered to the Purchaser and set forth in this Agreement and its annexes and appendices represent the basis on which the Purchaser has decided to enter into this Agreement and to carry out the Sale and Purchase described herein, covenants and agrees to indemnify, defend, protect and hold harmless the Purchaser from, against and in respect of all Adverse Consequences suffered, sustained, incurred or paid by the Purchaser in connection with, resulting from or arising out of, directly or indirectly:

(a)	any breach or inaccuracy of any Representation or Warranty of the Seller set forth in this Agreement; and

(b)	any non-fulfilment of any covenant or agreement set forth in the Agreement.

The Purchaser shall be the beneficiary of any payment to be made by the Seller pursuant to this Clause 7, unless otherwise unilaterally decided by the Purchaser.

7.2
The rights laid down in the Purchaser’s favour in this Clause 7 will not be affected by the narrow perusal, if any, that the Purchaser and its advisors have carried out or by the knowledge they may have had, before or after the Agreement Date or by the decision of the Purchaser to undertake the Sale and Purchase.

7.3
The obligations of indemnity shall be in force for a period of two (2) years following the Agreement Date unless before the expiry of this period the Purchaser has filed a claim against the Seller in accordance with this Agreement or has notified the Seller of the existence of a claim, in which case this term shall be extended until such claim has been resolved.

8.	Assignment of rights

The Purchaser may assign all or part of the rights and/or obligations assumed by it under this Agreement to any third party, merely by serving notice of the assignment to the other Parties of the Agreement. Under the assignment, any reference to the Purchaser contained herein shall be understood as a reference to the assignee or assignees.

The Seller agrees that there is no need to formalise the assignment by the Purchaser in a separate agreement and that, to be operative, such assignment shall require neither further action nor any further document or authorisation of any kind.

The Seller may not assign the rights and obligations he assumes under this Agreement without prior written authorisation from the Purchaser.

9.	Confidentiality

The Parties undertake to hold in confidence and not to disclose to third parties (except to their professional advisors or it required by law or by a Judicial and/or Governmental Authority) without the prior written consent of the other the terms and conditions of this Agreement and of any other ancillary documents; as well as the negotiations relating to them.

The press release to be published, as the case may be, by or on behalf of the Parties relating to this Agreement shall be in terms approved by the Purchaser; and any written communication of the Seller to any third party (including to current and/or former employees, suppliers and/or clients of the Company) in connection to this Agreement shall be previously approved by the Purchaser.

10.	Expenses and Taxes

Each Party shall bear its respective expenses and legal costs, including advisors’ fees, and all other costs and expenses incurred by the Parties in relation to this Agreement. The Parties shall bear as provided for under applicable law the Notary’s fees for the notarization of the Agreement and the transfer of the Shares. Any tax arising from this Agreement and from the Sale and Purchase of the Shares of the Company regulated hereunder shall be borne by the Parties pursuant to the applicable Law.

11.	Notices

11.1
All notices, notifications or other communications pertaining to the Agreement shall be deemed to have been duly given and made if in writing, by certified mail (correo certificado) or burofax, in the English language and served by any duly authenticated means providing proof of the contents and delivery of the communication.

11.2
The Parties agree that all notices, notifications and/or other communications resulting from the performance of the Agreement and pertaining to the Parties and the Company shall be served to the following:

Seller
To the attention of Mr. Sergi Vargas Vila
Address: c/ Sardenya, 68-72, Barcelona
Telephone: 639 491 990
Email: svargas@bluesence.es

Purchaser
ZD Ventures Corp.
To the attention of Mr. Kam Shah
Address: 47 Avenue RD, Suite 200, Toronto A6 M5R 2G3, 416-929-1806
Email: ks@zdventures.com

With copy:

To the attention of Mr. Pablo Vinageras Cobielles
Address: Av. Diagonal 654, Building D, 1st floor, 08034 Barcelona
Email: pablo.vinageras.cobielles@garrigues.com

11.3	Any change of address must be communicated significantly in advance to the other Party by any duly authenticated means providing proof of the contents and delivery of the communication.

12.	Disputes resolution

14.1
The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Parties or their appointed representatives. Any Party may give the other Parties written notice of any dispute not resolved in the normal course of business to initiate the relevant disputes resolution procedures.

If the matter has not been resolved by the Parties within one (1) month as from the relevant disputing Party’s notice, or if the parties fail to meet within one (1) month, either Party may initiate court proceedings as provided hereinafter.

12.2
In the event the Parties are not able to resolve the dispute according to the provisions set forth in Clause 12.1, any controversy, claim or dispute arising among the Parties as the result of this Agreement shall be resolved by the Courts as set forth in Clause 13 herein below.

13.	Applicable Law and Jurisdiction

This Agreement shall be governed and construed in accordance with substantive Spanish Law. The Parties, waiving the right to their own jurisdiction, if any, expressly submit themselves to the competence and jurisdiction of the Courts of Barcelona (Spain).

14.	Severability

If any clause of this Agreement was declared totally or partially null or void, such nullity or voidness would only affect that provision or part thereof which is null or void and the Agreement shall remain in force in all other respects, the provision or part thereof that is affected being deemed non-existent.

Accordingly, only the null or void provision of the Agreement shall cease to be valid, and no other part or provision of this Agreement shall be annulled, invalidated or adversely or otherwise affected by such nullity or voidness, unless, due to being essential to the Sale and Purchase, it unavoidably affects the Agreement as a whole.

15.	Miscellaneous

15.1
This Agreement and its annexes and appendices, which form an integral part hereof to all effects and purposes, represent the only valid agreement between the Parties in relation to the subject-matter hereof, and render null and void any other oral or written contracts or agreements previously reached between the Parties.

15.2	No amendment or variation in the terms of this Agreement shall be effective if it has not been established in writing and signed by the Parties, which are to be bound thereby.

15.3	This Agreement is executed in English.

IN WITNESS WHEREOF, the Parties have executed this Agreement in one (1) counterpart in the place and on the date first above written.

[signature page follow]

By the Seller

__SD: Sergi Vargas Vila_______________________
Sergi Vargas Vila

By the Purchaser

SD: Terence Robinson
Terence Robinson,
in the name and on behalf of
ZD Ventures Corp.

( enclosures are excluded)